                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [ ]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           The BON-TON STORES, INC.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (4) Date filed:

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

                                 [BON-TON LOGO]
                            THE BON-TON STORES, INC.
                            2801 EAST MARKET STREET
                                 YORK, PA 17402

                                                                    May 12, 2000

Dear Shareholder:

     You are cordially invited to attend our Annual Meeting of Shareholders, which will be held at 9:00 a.m. on Tuesday, June 13, 2000, at the Heritage Hills Conference Center, 2700 Mount Rose Avenue, York, Pennsylvania. Enclosed is the official notice of meeting, the proxy statement, the proxy card and our 1999 Annual Report.

     Your vote is important. Even if you plan to attend the meeting, I encourage you to sign, date and return your proxy in the enclosed postage-paid envelope.

                                          Sincerely,

                                          /s/ Heywood Wilansky

                                          Heywood Wilansky
                                          President and
                                          Chief Executive Officer

                            THE BON-TON STORES, INC.
                            2801 EAST MARKET STREET
                                 YORK, PA 17402

                            NOTICE OF ANNUAL MEETING

     The Annual Meeting of Shareholders of The Bon-Ton Stores, Inc. will be held on Tuesday, June 13, 2000, at 9:00 a.m., at the Heritage Hills Conference Center, 2700 Mount Rose Avenue, York, Pennsylvania.

     The purposes of this year's meeting are:

          1. To elect a Board of Directors for a one-year term;

          2. To approve and adopt The Bon-Ton Stores, Inc. 2000 Stock Incentive Plan;

          3. To approve and adopt The Bon-Ton Stores, Inc. 2000
     Performance-Based Compensation Plan for Heywood Wilansky;

          4. To ratify the appointment of Arthur Andersen LLP as independent accountants for 2000; and

          5. To consider any other matters as may properly come before the meeting.

     Your Board of Directors recommends you vote in favor of the election of the Directors and each of the other proposals.

     Only shareholders of record at the close of business on April 28, 2000 are entitled to notice of, and to vote at, the meeting.

     Please review the attached proxy statement concerning the business to be transacted at the Annual Meeting.

                                          ROBERT E. STERN
                                          Vice President and
                                          Corporate Secretary

York, Pennsylvania
May 12, 2000
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WHETHER OR NOT YOU INTEND TO BE AT THE MEETING, PLEASE COMPLETE THE ENCLOSED
PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. THIS WILL NOT PREVENT YOU FROM VOTING AT THE MEETING.
--------------------------------------------------------------------------------

                            THE BON-TON STORES, INC.
                            ------------------------

                                PROXY STATEMENT

     The Board of Directors of The Bon-Ton Stores, Inc. is providing this proxy statement to solicit your proxy for use at the Annual Meeting of Shareholders. These proxy materials are first being sent to our shareholders on or about May 12, 2000.

     We do not anticipate that any matters will be raised at the meeting other than those described in the notice. If any other matters come before the meeting, the persons named as your proxy will be authorized to act on these in accordance with their judgment.

     When your proxy card is returned properly signed, your shares will be voted in accordance with your instructions. If your proxy card is signed and returned without specifying choices, the shares will be voted "for" the Board nominees for directors and "for" each of the other proposals presented in this proxy statement.

     You may revoke your proxy by notifying the Secretary of the Company in writing or by delivering a properly executed, later-dated proxy card, or by voting in person at the meeting.

     Your proxy is being solicited by the Board of Directors. We will bear the cost of this solicitation, including the charges of brokerage houses, nominees and fiduciaries in forwarding these materials to beneficial owners. This solicitation may be made in person or by telephone or telecopy by our directors, officers or employees, or by a professional proxy solicitation organization engaged by us.

     References in this proxy statement to a year refer to our fiscal year, which is the 52 or 53 week period ending on the Saturday nearer January 31 of the following calendar year (for example, a reference to 1999 is a reference to the fiscal year ending January 29, 2000).

                    VOTING SECURITIES AND SECURITY OWNERSHIP

OUTSTANDING SHARES AND VOTING RIGHTS

     Only shareholders of record at the close of business on April 28, 2000, are entitled to vote at the meeting. At that time, there were 12,264,597 shares of common stock and 2,989,853 shares of Class A common stock outstanding. The common stock and the Class A common stock vote together on all matters. Holders of common stock are entitled to one vote per share and holders of Class A common stock are entitled to ten votes per share. There are no other classes of voting securities outstanding. In the election of directors, shareholders do not have cumulative voting rights.

     The presence at the meeting, in person or by proxy, of persons entitled to cast a majority of the shareholder votes will constitute a quorum.

     The election of directors requires a plurality of the votes cast (that is, the nominees receiving the greatest number of votes will be elected). Each other matter requires a majority of the votes cast. For purposes of determining the number of votes cast on any matter, only those cast "for" or "against" are included. Abstentions and broker non-votes are counted only to determine whether a quorum is present at the meeting. A broker "non-vote" occurs when a nominee for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power as to that item and has not received voting instructions from the beneficial owner.

     M. Thomas Grumbacher, who is the holder of shares of common stock and Class A common stock entitled to vote approximately 61% of the votes entitled to be cast at the meeting, has indicated that he will vote "for" each of the nominees for director and "for" each other proposal set forth in this proxy statement. Consequently, the election of each of the nominees for director and the approval of each of the other proposals in this proxy statement are assured.

PRINCIPAL SHAREHOLDERS

     This table sets forth certain information regarding beneficial owners of 5% or more of the common stock or Class A common stock as of March 24, 2000. Each person listed has sole voting power and sole investment power as to the shares indicated unless otherwise noted.

                                                   CLASS A COMMON STOCK        COMMON STOCK(1)
                                                   ---------------------    ---------------------
                                                   NUMBER OF                NUMBER OF
NAME AND ADDRESS                                    SHARES       PERCENT     SHARES       PERCENT
----------------                                   ---------     -------    ---------     -------
M. Thomas Grumbacher.............................  2,951,490(2)   98.7%     5,644,497(3)   37.0%
  2801 East Market Street
  York, PA 17402
T. Rowe Price Associates, Inc....................         --        --      1,538,500(4)   12.5%
  100 E. Pratt Street
  Baltimore, MD 21202
Henry F. Miller..................................    545,237(5)   18.2%     1,391,691(6)   10.9%
  1650 Arch Street -- 22nd Floor
  Philadelphia, PA 19103
David R. Glyn....................................    545,237(5)   18.2%     1,371,741(7)   10.7%
  1650 Arch Street -- 22nd Floor
  Philadelphia, PA 19103
Nancy T. Grumbacher..............................    545,237(5)   18.2%     1,082,464(8)    8.4%
  2801 E. Market Street
  York, PA 17402
Heywood Wilansky.................................         --        --        941,367(9)    7.5%
  2801 East Market Street
  York, PA 17402
The Prudential Insurance Company of America......         --        --        903,025(10)   7.4%
  751 Broad Street
  Newark, NJ 07102-3777
Dimensional Fund Advisors, Inc...................                             846,900(11)   6.9%
  1299 Ocean Avenue
  Santa Monica, CA 90401

---------------
 (1) Each share of Class A common stock is convertible into one share of common stock. Accordingly, the number of shares of common stock for each person includes the number of shares of common stock issuable upon conversion of all shares of Class A common stock beneficially owned by such person. Also, the total number of shares of common stock outstanding for purposes of calculating percentage ownership of a person includes the number of shares of Class A common stock beneficially owned by such person.

 (2) Includes 545,237 shares of Class A common stock held by trusts for the benefit of M. Thomas Grumbacher's children of which Nancy T. Grumbacher (Mr. Grumbacher's wife), Henry F. Miller and David R. Glyn are the trustees. Mr. Grumbacher disclaims beneficial ownership of all shares referred to in this note.

 (3) Includes (a) 185,773 shares of common stock held by The Grumbacher Family Foundation, a charitable foundation of which M. Thomas Grumbacher, Nancy T. Grumbacher and David J. Kaufman are the directors, (b) 545,237 shares of Class A common stock and 321,504 shares of common stock held by trusts for the benefit of Mr. Grumbacher's children of which Ms. Grumbacher, Henry F. Miller and David R. Glyn are the trustees, (c) 24,950 shares of common stock held by other trusts for the benefit of Mr. Grumbacher's children of which Ms. Grumbacher and Mr. Miller are the trustees, (d) 5,000 shares of common stock held by a trust for the benefit of Mr. Grumbacher's grandchild of which Ms. Grumbacher, Beth Elser and Mr. Glyn are the trustees, and (e) 500,000 shares of common stock held by a trust for the benefit of Mr. Grumbacher's children of which Mr. Miller and Mr. Glyn are the trustees. Mr. Grumbacher disclaims beneficial ownership of all shares referred to above. Also includes options to purchase 44,550 shares.

 (4) Based solely on a Schedule 13G dated February 12, 2000 filed with the SEC by T. Rowe Price Associates, Inc. and its affiliate. The Schedule 13G indicates that T. Rowe Price is the beneficial owner of, and has sole dispositive power as to, all such shares, and has sole voting power as to 404,900 shares. Its affiliate is the beneficial owner of, and has sole voting power as to, 740,700 shares.

 (5) Consists of Class A common stock held by trusts for the benefit of M. Thomas Grumbacher's children of which Nancy T. Grumbacher, Henry F. Miller and David R. Glyn are the trustees. Ms. Grumbacher, Mr. Miller and Mr. Glyn each disclaim beneficial ownership of all shares referred to in this note.

 (6) Consists of (a) 24,950 shares of common stock held by trusts for the benefit of M. Thomas Grumbacher's children, of which Nancy T. Grumbacher and Henry F. Miller are the trustees, (b) 545,237 shares of Class A common stock and 321,504 shares of common stock held by other trusts for the benefit of M. Thomas Grumbacher's children of which Ms. Grumbacher, Mr. Miller and David R. Glyn are the trustees, and (c) 500,000 shares of common stock held by a trust for the benefit of M. Thomas Grumbacher's children of which Mr. Miller and Mr. Glyn are the trustees. Mr. Miller disclaims beneficial ownership of all shares referred to in this note.

 (7) Consists of (a) 545,237 shares of Class A common stock and 321,504 shares of common stock held by trusts for the benefit of M. Thomas Grumbacher's children of which Nancy T. Grumbacher, Henry F. Miller and David R. Glyn are the trustees, (b) 5,000 shares of common stock held by a trust for the benefit of M. Thomas Grumbacher's grandchild of which Ms. Grumbacher, Beth Elser and Mr. Glyn are the trustees, and (c) 500,000 shares of common stock held by a trust for the benefit of M. Thomas Grumbacher's children of which Mr. Miller and Mr. Glyn are the trustees. Mr. Glyn disclaims beneficial ownership of all shares referred to in this note.

 (8) Consists of (a) 185,773 shares of common stock held by The Grumbacher Family Foundation, a charitable foundation of which Nancy T. Grumbacher, M. Thomas Grumbacher and David J. Kaufman are the directors, (b) 545,237 shares of Class A common stock and 321,504 shares of common stock held by trusts for the benefit of M. Thomas Grumbacher's children of which Ms. Grumbacher, Henry F. Miller and David R. Glyn are the trustees, (c) 24,950 shares of common stock held by trusts for the benefit of M. Thomas Grumbacher's children of which Ms. Grumbacher and Mr. Miller are the trustees, and (d) 5,000 shares of common stock held by a trust for the benefit of M. Thomas Grumbacher's grandchild of which Ms. Grumbacher, Beth Elser and Mr. Glyn are the trustees. Ms. Grumbacher disclaims beneficial ownership of all shares referred to in this note.

 (9) Includes 83,333 shares issued pursuant to the Company's Amended and Restated Stock Option and Restricted Stock Plan that are subject to forfeiture as provided in such plan, 250,000 shares awarded pursuant to The Bon-Ton Stores, Inc. Performance Based Stock Incentive Plan for Heywood Wilansky that are subject to forfeiture as provided in such plan, and options to purchase 351,900 shares.

(10) Based solely on a Schedule 13G dated January 31, 2000 filed with the SEC by The Prudential Insurance Company of America. The Schedule 13G indicates that Prudential is the beneficial owner of all such shares. Prudential has sole voting and dispositive power as to 227,400 shares and shared voting and dispositive power as to 675,625 shares.

(11) Based solely on a Schedule 13G dated February 4, 2000 filed with the SEC by Dimensional Fund Advisors, Inc. These shares are owned by investment companies, trusts and accounts as to which Dimensional is investment advisor or manager, and Dimensional disclaims beneficial ownership of all such shares.

     The holders of the Class A common stock have entered into an agreement granting M. Thomas Grumbacher (or his personal representative) the right of first refusal to acquire any shares of Class A common stock proposed to be transferred.

SECURITY OWNERSHIP OF MANAGEMENT

     This table shows as of March 24, 2000, the holdings of each director, our Chief Executive Officer, the four other most highly compensated executive officers during 1999 (the "named executives"), and all directors and executive officers as a group. Each person listed has sole voting power and sole investment power with respect to the shares indicated, unless otherwise noted.

                                                      CLASS A COMMON STOCK          COMMON STOCK(1)
                                                     -----------------------    -----------------------
                                                        SHARES                     SHARES
                                                     BENEFICIALLY               BENEFICIALLY
NAME                                                    OWNED        PERCENT       OWNED        PERCENT
----                                                 ------------    -------    ------------    -------
M. Thomas Grumbacher...............................   2,951,490(2)    98.7%      5,644,497(3)    37.0%
Heywood Wilansky...................................          --         --         941,367(4)     7.5%
Michael L. Gleim...................................          --         --         305,098(5)     2.5%
James H. Baireuther................................          --         --          51,667(6)       *
Samuel J. Gerson...................................          --         --           4,000(6)       *
Douglas G. Lamm....................................          --         --          68,456(10)      *
Lawrence J. Ring...................................          --         --           6,000(6)       *
Robert C. Siegel...................................          --         --           3,000(6)       *
Leon D. Starr......................................          --         --          25,080(7)       *
Frank Tworecke.....................................          --         --          17,250(8)       *
Leon F. Winbigler..................................          --         --          16,000(9)       *
Thomas W. Wolf.....................................          --         --           6,000(6)       *
All directors and executive officers as a group (22
  persons).........................................   2,951,490       98.7%      7,308,547(11)   45.6%

---------------
  *  less than 1%

 (1) See note (1) to Principal Shareholders table.

 (2) See note (2) to Principal Shareholders table.

 (3) See note (3) to Principal Shareholders table.

 (4) See note (9) to Principal Shareholders table.

 (5) Includes 5,000 restricted shares and options to purchase 178,949 shares.

 (6) Includes options to purchase the number of shares indicated: Mr. Bairuether -- 26,667 shares; Mr. Gerson -- 3,000 shares; Mr. Ring -- 3,000 shares; Mr. Siegel -- 1,000 shares; and Mr. Wolf -- 1,000 shares.

 (7) Includes 21,500 shares owned by Mr. Starr's spouse, as to which Mr. Starr disclaims beneficial ownership, and options to purchase 1,000 shares.

 (8) Includes 2,250 shares owned by Mr. Tworecke's children, as to which Mr. Tworecke disclaims beneficial ownership.

 (9) Includes 2,000 shares owned by Mr. Winbigler's spouse, as to which Mr. Winbigler disclaims beneficial ownership, and options to purchase 2,000 shares.

(10) Includes 32,828 restricted shares and options to purchase 26,666 shares.

(11) Includes 391,220 restricted shares and options to purchase 808,584 shares.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     The Board has proposed the following nominees for election as directors to hold office until the 2001 Annual Meeting of Shareholders and until their respective successors have been elected. Each is currently a director. Should a nominee be unable or decline to serve, the persons named as proxies will vote for a substitute the Board may recommend unless the Board reduces the number of directors.

     M. THOMAS GRUMBACHER -- Director since 1967. Age 60. Chairman of the Board of The Bon-Ton since August 1991. From 1977 to 1989 he was President and from 1985 to 1995 he was Chief Executive Officer of The Bon-Ton.

     HEYWOOD WILANSKY -- Director since 1995. Age 52. President and Chief Executive Officer of The Bon-Ton since August 1995. Prior to that, he was employed by The May Department Stores Company for more than 19 years, last serving as President and Chief Executive Officer of the Foley's division from 1992 to 1995. Mr. Wilansky is a director of First Washington Realty Trust, a real estate organization which principally owns neighborhood shopping centers.

     SAMUEL J. GERSON -- Director since 1996. Age 58. Chairman and Chief Executive Officer of Filene's Basement Corp., an off-price retailer, since 1984. Mr. Gerson is a director of Allmerica Financial Corp., an insurance company, and is a trustee associate of Boston College and Vice-Chairman of the Urban League of Eastern Massachusetts. Filene's Basement Corp. filed for relief under Chapter 11 of the Bankruptcy Code in August 1999, and sold substantially all its assets in March 2000. It is currently winding up its affairs.

     MICHAEL L. GLEIM -- Director since 1991. Age 57. Vice Chairman and Chief Operating Officer of The Bon-Ton since December 1995. From 1991 to December 1995 he was Senior Executive Vice President and from 1989 to 1991 he was Executive Vice President of The Bon-Ton. Prior to joining us, Mr. Gleim was employed by Federated Department Stores, Inc. for more than 25 years.

     LAWRENCE J. RING -- Director since 1997. Age 51. Professor of Business Administration at the College of William and Mary's Graduate School of Business Administration in Williamsburg, Virginia for more than five years. Dr. Ring also conducts an international consulting and executive education practice, and is a director of Specialty Stores, Ltd., a retailer headquartered in Durban, South Africa.

     ROBERT C. SIEGEL -- Director since 1998. Age 63. Consultant to the apparel and footwear industry since December 1998. From December 1993 to December 1998, he was Chairman and Chief Executive Officer of The Stride Rite Corporation, a shoe manufacturer and retailer. Mr. Siegel is a director of McNaughton Apparel Group, Inc., a women's sportswear manufacturer.

     LEON D. STARR -- Director since 1991. Age 81. Management consultant to department and specialty stores since 1984. Before that, he held various positions with Allied Stores Corporation for over 35 years. Allied operated department stores nationwide.

     FRANK TWORECKE -- Director since 1999. Age 53. Vice Chairman -- Chief Merchandising Officer since November 1999. From January 1996 until November 1999, he was President and Chief Operating Officer of Jos. A. Bank Clothiers, and from August 1994 until December 1995, President of Merry-Go-Round Enterprises. Mr. Tworecke joined Merry-Go-Round while it was in the process of reorganizing under Chapter 11. In February 1996, Merry-Go-Round began an orderly wind-down of operations and liquidated its assets.

     LEON F. WINBIGLER -- Director since 1991. Age 74. Retired Chairman and Chief Executive Officer of Mercantile Stores Company, Inc., a national department store operator.

     THOMAS W. WOLF -- Director since 1998. Age 51. President of the Wolf Organization, Inc., a building materials manufacturer and distributor, since 1985. He is Chairman of York Financial Corporation, a savings and loan association, a director of Manis Lumber Co., a building materials distributor, and a director of Irex Corporation, a national building contractor.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During 1999, the Board held four meetings and took action by unanimous consent without a meeting once. The Board has an Executive Committee, an Audit Committee and a Compensation and Stock Option Committee but does not have a Nominating Committee. The functions of the committees are as follows:

Executive Committee          - has the authority to act in place of the Board on
                               certain specified matters.

                             - members are M. Thomas Grumbacher, Heywood
                               Wilansky and Michael L. Gleim.

                             - did not hold any meetings during 1999.

Audit Committee              - reviews our internal controls and handles matters
                               relating to our independent auditors.

                             - members are Samuel J. Gerson, Lawrence J. Ring,
                               Robert C. Siegel, Leon F. Winbigler and Thomas W. Wolf.

                             - held two meetings during 1999.

Compensation and Stock
Option
Committee                    - considers and determines the compensation of the
                               Chairman of the Board, the President and Chief Executive Officer, the Vice Chairman and Chief Operating Officer, and the Vice Chairman and Chief Merchandising Officer, and oversees the compensation of all other employees.

                             - administers our compensation and equity incentive
                               plans, including the 1991 Amended and Restated Stock Option and Restricted Stock Plan, the 2000 Stock Incentive Plan, the Management Incentive Plan, the Performance-Based Stock Incentive Plan For Heywood Wilansky, and other compensation plans.

                             - members are Samuel J. Gerson, Lawrence J. Ring,
                               Robert C. Siegel, Leon F. Winbigler and Thomas W. Wolf.

                             - held two meetings during 1999.

     No director attended fewer than 75% of the total number of meetings of the Board and committees on which he served except Samuel J. Gerson.

COMPENSATION OF DIRECTORS

     We do not pay employee directors any separate compensation for serving as directors. We pay each non-employee director who is not a consultant to The Bon-Ton an annual fee of $20,000, $2,000 for attendance at each Board meeting and $1,000 for attendance at each committee meeting. Each non-employee director also receives an annual grant of options to purchase 1,000 shares of common stock. Each non-employee director who is a consultant to The Bon-Ton receives one-half of the compensation paid, and one-half of the options granted, to the other non-employee directors. Mr. Starr is the only non-employee director who provides consulting services to us. We reimburse all directors for any expenses related to their Board service.

     Mr. Starr has rendered consulting services to The Bon-Ton since 1984 and received approximately $65,000 in consulting fees in 1999. We anticipate we will pay Mr. Starr approximately $65,000 in consulting fees in 2000.

                                  PROPOSAL TWO

                            APPROVAL AND ADOPTION OF
               THE BON-TON STORES, INC. 2000 STOCK INCENTIVE PLAN

     Shareholders are being asked to approve and adopt The Bon-Ton Stores, Inc. 2000 Stock Incentive Plan (which we shall refer to as the "2000 Option Plan").

     The Bon-Ton's long-term success depends on our ability to attract, retain, and encourage dedicated, competent employees. To further these goals, the Company adopted, and the shareholders approved, The Bon-Ton Stores, Inc. 1991 Stock Option Plan and amendments thereto (which we shall refer to as the "1991 Option Plan"). The 1991 Option Plan contains limits on the number of options and shares which can be issued and provides that no shares or options can be issued after September 2001. As we are nearing the share limitation and the end of the period during which shares or options can be issued under the 1991 Option Plan, on March 3, 2000 the Board approved the 2000 Option Plan, subject to shareholder approval and adoption.

THE 1991 OPTION PLAN

     The total number of shares of common stock authorized for issuance under the 1991 Option Plan is 1,900,000, and no shares may be issued under the 1991 Option Plan after September 15, 2001. As of March 3, 2000, options to purchase 1,737,588 shares had been granted and not forfeited, and 123,333 restricted shares had been issued and not forfeited. Thus, on March 3, 2000, only 39,079 shares remained available under the 1991 Option Plan.

THE 2000 OPTION PLAN

     The 2000 Option Plan authorizes the issuance of up to 400,000 shares of common stock as either grants of options to purchase common stock or as awards of common stock subject to substantial risk of forfeiture. Except with respect to the number of shares authorized, the number of shares which may be granted to any one person in any single year, and the period during which it is effective, the 2000 Option Plan is substantially identical to the 1991 Option Plan previously approved by the shareholders.

     The material provisions of the 2000 Option Plan are as follows:

     Number of Shares. The maximum number of shares that may be issued under the 2000 Option Plan is 400,000, subject to adjustment to reflect certain changes in the Company's capitalization (for example, a stock split). If any shares are forfeited, or an option is terminated without the issuance of shares, the shares will again be available for grant pursuant to the 2000 Option Plan.

     Administration. The 2000 Option Plan is administered by the Board of Directors, or, at the discretion of the Board, by a committee composed of two or more members of the Board (for purposes of this Proposal Two, the "Committee"). To the extent possible, and to the extent the Board deems it necessary or appropriate, each member of the Committee shall be a non-employee director and an outside director. The Board may designate two committees to operate and administer the Option Plan in its stead. The 1991 Option Plan presently is administered by the Compensation Committee.

     Eligibility. All employees, directors, consultants and advisors of the Company or its subsidiaries and affiliates are eligible to receive options or awards under the 2000 Option Plan. There are approximately 8,700 people eligible under the 2000 Option Plan.

     Term of the 2000 Option Plan. The 2000 Option Plan became effective March 3, 2000 and provides that no options or awards may be granted thereunder after March 2, 2010.

     Options and Awards. From time to time, at its discretion, the Committee may select eligible recipients to whom options or awards will be granted, determine when each option or award will be granted, determine the number of shares subject to such option or award and determine the terms and conditions of each option or award.

     Options. Options may be either incentive stock options ("ISOs") or non-qualified stock options. ISOs are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. Unless an option is designated as an ISO, it is a non-qualified option. Options are not transferable except by will or by the laws of descent and distribution. No option may be exercised unless at least six months have elapsed since the date of the grant.

     The exercise price of the options is determined by the Committee, provided that the exercise price of an ISO is at least 100% of the fair market value of a share of common stock on the grant date, or at least 110% of the fair market value on the grant date if the recipient owns more than 10% of the combined voting power of all classes of stock of the Company. The term of each option is fixed by the Committee. The aggregate fair market value, determined as of the grant date, of the shares as to which an ISO is exercisable for the first time by the recipient during any calendar year (under all incentive stock option plans of the Company) may not exceed $100,000.

     Maximum Grants. The maximum number of shares for which options may be granted to any single grantee in any fiscal year is 200,000 shares.

     Termination of Options.  All options terminate on the earliest of:

          a) The expiration of the term specified in the option, which shall not exceed ten years from the date of grant or five years from date of grant of an ISO if the grantee on the grant date owns more than 10% of the combined voting power of all classes of stock of the Company;

          b) The expiration of 90 days from the date the grantee's employment with the Company or its affiliates terminates for any reason other than disability or death or as specified in subparagraphs (d) or (e) below;

          c) The expiration of one year from the date the grantee's employment with the Company or its affiliates terminates due to death or disability;

          d) A finding by the Committee that the grantee has breached his employment contract or has been engaged in disloyalty to the Company or an affiliate; or

          e) Such time as the Committee may determine if there is a change of control of the Company as defined in the 2000 Option Plan.

     Payment for Options. A grantee may pay for shares in cash, certified check or such other mode of payment as the Committee may approve, including payment in shares of common stock held by the grantee for at least six months.

     Awards. The 2000 Option Plan permits awards of shares of common stock which have restrictions on the recipient's eligibility to sell or transfer the shares. The Committee will determine the period, which generally will extend for at least six months from the date of grant, during which the recipient may not sell, transfer, pledge or assign these shares. These restrictions may lapse in installments, as determined by the Committee. The Committee may, at its sole discretion, waive any restrictions in whole or in part. The Committee will determine the rights that recipients will have with respect to restricted shares, including the right to vote restricted shares and the right to receive dividends. A share certificate will be issued with respect to the restricted shares which will bear appropriate legends until such time as all restrictions lapse. If a recipient terminates his employment for any reason other than death or disability, all restricted shares remaining subject to restrictions will be forfeited by the recipient and canceled by the Company.

     Provisions Relating to a Change of Control of the Company. In the event of a change of control of the Company, the Committee may take whatever action with respect to options and awards outstanding it deems necessary or desirable, including acceleration of the expiration or termination date or the date of exercisability of an option or removing any restrictions from or imposing any additional restrictions on any outstanding awards.

     A "change of control" will be deemed to have occurred if: (a) the Company's shareholders (or the Board of Directors, if shareholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated; (b) the Company's shareholders (or the Board of Directors, if shareholder action is not required) approve a definitive agreement to sell or otherwise dispose of substantially all of the assets of the Company;
(c) subject to certain exceptions, the Company's shareholders (or the Board if shareholder action is not required) and the other constituent corporation's shareholders (or its board if shareholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into such other corporation; (d) any entity, person or group other than M. Thomas Grumbacher, members of his family, his lineal descendants or entities of which such persons are the beneficial owners of at least 50% of the voting interests, the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, becomes the beneficial owner or has obtained voting control over securities representing more than 50% of the voting power of the Company's outstanding voting stock; or (e) directors constituting a majority of the Board have been members of the Board of Directors for less than 12 months, unless the nomination for election of each new director who was not a director at the beginning of such 12-month period was approved by a vote of at least two-thirds of the directors then still in office who were the directors at the beginning of such period.

     Amendment and Termination. The Board may amend the 2000 Option Plan, provided that the Board may not (a) change the class of individuals eligible to receive an ISO, (b) increase the maximum number of shares as to which options and awards may be granted or (c) make any other change or amendment as to which shareholder approval is required in order to satisfy the conditions set forth in Rule 16b-3 under the Securities Exchange Act, in each case without obtaining shareholder approval within 12 months before or after such action. No option or award will be adversely affected by any such amendment without the consent of the grantee or recipient.

     Federal Income Tax Consequences. The following is a summary of certain federal income tax consequences of the issuance of options and the acquisition of shares by exercising options or receiving awards of shares. It does not present a complete analysis of all relevant federal tax consequences and does not discuss state or local income tax laws.

     (a) ISOs. An ISO is an option that meets certain requirements under the Code and is subject to special tax treatment provided the grantee complies with certain holding requirements applicable to the shares acquired. In general, the grantee will not recognize regular taxable income upon either the grant or the exercise of an ISO. The grantee will recognize capital gain or loss on a disposition of the shares acquired, provided the grantee does not dispose of those shares within two years from the date the ISO was granted or within one year from the date the shares were acquired by the grantee. For regular federal income tax purposes, the maximum tax rate applicable to capital gains is dependent on the length of time the shares were held. If the shares were held for more than one year, the maximum regular federal tax rate applicable to the gain will be 20%. If the shares were held for one year or less, the gain on the sale will be taxed at the same tax rate applicable to other taxable income. If the grantee does not dispose of the shares acquired within two years of the date the ISO was granted or within one year of the date the shares were acquired by the grantee, the Company will not be allowed a deduction by reason of the grant or exercise of an ISO.

     As a general rule, if the grantee disposes of the shares acquired before satisfying both holding period requirements (a "disqualifying disposition"), the gain recognized by the grantee will be taxed as ordinary income to the extent of the difference between the fair market value of the shares on the date of exercise and the adjusted basis of the shares, and the Company will be entitled to a deduction in that amount. The income recognized will not, however, exceed the difference between the amount actually realized on the disposition and the adjusted basis of the shares (which would limit the amount of income recognized if, for example, the value of the shares declined after the option was exercised). The gain (if any) in excess of the amount treated as ordinary income will be treated as a long or short term capital gain (based on the length of time the grantee held the shares).

     The amount by which the fair market value of a share at the time of exercise exceeds the option exercise price will be included in the computation of the grantee's "alternative minimum taxable income" in the year the grantee exercises the ISO. Currently, the maximum alternative minimum tax rate is 28%. If a grantee pays alternative minimum tax with respect to the exercise of an ISO, the amount of such tax paid will be allowed as a credit against regular tax liability in subsequent years. The grantee's basis in the shares for purposes of the alternative minimum tax will be adjusted when income from a disposition of the shares is included in alternative minimum taxable income.

     (b) Non-qualified Stock Options. A grantee of a non-qualified stock option (which is an option other than an ISO or which is designated as not intended to be an ISO) will not recognize taxable income at the time of grant, and the Company will not be allowed a deduction by reason of the grant. The grantee will generally recognize ordinary income when the option is exercised. The amount of income will be generally equal to the excess of the fair market value of the shares received upon exercise (determined at the time of exercise) over the option exercise price paid for the shares. The Company will, subject to various limitations, be allowed a deduction in the same amount. Upon disposition of these shares, the grantee will recognize a long or short term capital gain or loss equal to the difference between the amount realized on disposition and the grantee's basis in the share (which ordinarily would be the fair market value of the shares on the date the option was exercised).

     (c) Restricted Shares. The recipient of an award will not recognize income and the Company will not be entitled to a deduction at the time of the award because the restricted shares are subject to a substantial risk of forfeiture and are not transferable. When the risk of forfeiture and the restrictions lapse, the recipient will recognize compensation income and the Company will be entitled to a deduction (subject generally to a $1,000,000 limitation on deductible compensation of certain employees of the Company as provided under
Section 162(m) of the Code) in an amount equal to the then fair market value of the restricted shares. Except as provided below, an award recipient may nevertheless elect pursuant to Section 83(b) of the Code to include the restricted shares in his income at their fair market value at the time of award, in which event the Company would be entitled to a corresponding deduction. Such election must be made within 30 days after the award. If an award recipient who makes a Section 83(b) election forfeits the restricted shares to the Company, the recipient will not recognize a loss on such forfeiture. In some cases, the particular restrictions with respect to an award may be such that an award recipient will not be entitled to make the Section 83(b) election.

     The foregoing discussion of the material provisions of the 2000 Option Plan does not purport to be complete and is qualified by reference to the full text of the 2000 Option Plan.

     The Board of Directors approved the 2000 Option Plan on March 3, 2000. Approval of the 2000 Option Plan requires the affirmative vote of a majority of the votes cast by holders of common stock and Class A common stock.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL AND ADOPTION OF THE BON-TON STORES, INC. 2000 STOCK INCENTIVE PLAN

                                 PROPOSAL THREE

             APPROVAL AND ADOPTION OF THE BON-TON STORES, INC. 2000
                      PERFORMANCE-BASED COMPENSATION PLAN
                              FOR HEYWOOD WILANSKY

     The Bon-Ton Stores, Inc. 2000 Performance-Based Compensation Plan for Heywood Wilansky (which we will refer to in this Proposal Three as the "compensation plan") is a performance-based plan that is intended to supplement the performance-based portions of Mr. Wilansky's employment agreement with the Company dated August 18, 1995, as amended. The compensation plan was adopted by the Board of Directors on the recommendation of the Compensation Committee and is subject to the approval of shareholders.

     Under the compensation plan, effective as of February 1, 2003, the outstanding principal amount of certain loans made to Mr. Wilansky under his employment agreement in connection with certain tax liabilities attributable to stock awards made to him shall be forgiven, and an additional cash payment shall be made to Mr. Wilansky equal to the tax liability attributable to such debt forgiveness, provided the performance goals established under the terms of the compensation plan are achieved. Achievement of the performance goals is required to be certified in writing by the Compensation Committee. In addition, Mr. Wilansky's obligation to make interest payments with respect to these loans is deferred pursuant to certain provisions of his employment agreement, and may be forgiven, as well, and an additional cash payment shall be made to Mr. Wilansky equal to the tax liability attributable to such interest forgiveness, provided the applicable performance target established by the Compensation Committee has been achieved and certified in writing. This debt forgiveness and the payment of the additional amounts to cover Mr. Wilansky's tax liabilities attributable to benefits under the compensation plan is contingent on the approval of the compensation plan by the shareholders.

     The design and administration of the compensation plan are intended to cause all taxable compensation attributable to the compensation plan to be treated as "performance-based compensation" as that term is used for purposes of
Section 162(m) of the Internal Revenue Code. As a consequence, the provisions of the Code which would otherwise limit the deductibility by us of certain executive compensation in excess of $1,000,000, should not be applicable to any compensation expense attributable to the compensation plan.

     The provisions of the compensation plan are generally described below.

     Eligibility. Heywood Wilansky is the only participant in the compensation plan.

     Shareholder approval and term of compensation plan. The compensation plan goes into effect, subject to shareholder approval, as of April 25, 2000, and shall continue through February 1, 2003, unless terminated sooner by the Board of Directors.

     Benefits under the compensation plan. Effective February 1, 2003, the outstanding principal amount of certain loans made to Mr. Wilansky under the terms of his employment agreement in connection with certain tax liabilities attributable to stock awards made to him shall be forgiven, and an additional cash payment shall be made to him equal to the tax liability attributable to such debt forgiveness. In no event shall the benefits to be received by Mr. Wilansky pursuant to the compensation plan, when aggregated with certain other benefits provided to him in connection with his loans, including forgiveness of interest and certain cash payments to compensate him for the tax liability attributable to such forgiveness of interest (as provided for under the terms of the employment agreement), exceed $4,000,000.

     The benefits under the compensation plan will be granted to Mr. Wilansky only if the performance goals established by the Compensation Committee for the Company's fiscal years ending on or about February 1, 2001, February 1, 2002 and February 1, 2003 (or such other performance periods as may be established in connection with the compensation plan) are achieved. The performance goals established under the terms of the compensation plan will be in terms of the Company's net after tax income or its earnings per share, as determined by the Compensation Committee, subject to adjustment by the Compensation Committee, either reducing or increasing the target otherwise required to be achieved to take into account a significant acquisition or disposition of business assets or operations or an extraordinary one time gain or charge affecting the Company's net after tax earnings or earnings per share, as the case may be, but in all cases, any such adjustment shall only be made to the extent that would be consistent with the requirements under the Code for the benefits under the compensation plan to be treated as performance-based compensation for purposes of Code Section 162(m). The achievement of these performance goals must be certified in writing by the Compensation Committee.

     In addition, in order for Mr. Wilansky to be eligible for the benefits under the compensation plan, he must remain employed by the Company at all times from April 25, 2000 through the date as of which he becomes eligible for the benefits under the compensation plan, and he must, at all times between April 25, 2000 and February 1, 2003, own at least the total number of shares of common stock granted to him pursuant to paragraph 1(c) of his employment agreement and the shares of common stock granted to him pursuant to paragraph 3(c) of his employment agreement. However, the number of shares which he shall be required to own on February 1, 2003 shall be reduced by 83,333 in the event the Company's share price reaches $14 per share at any time between April 25, 2000 and February 1, 2003, and by an additional 83,333 shares in the event the share price reaches $15, $16, $17 and $18 per share respectively.

     Reduction of Benefits. If the per share price of the common stock equals or exceeds $14 at any time between April 25, 2000, and February 1, 2003, the portion of the outstanding principal, if any, to be forgiven under the compensation plan shall be determined by applying the applicable percentage set forth below to the amount of outstanding principal that would have been forgiven under the compensation plan if the share price of the common stock had not equaled or exceeded $14.

SHARE PRICE                                         APPLICABLE PERCENTAGE
-----------                                         ---------------------
$14...............................................           80%
$15...............................................           60%
$16...............................................           40%
$17...............................................           20%
$18 or above......................................            0%

     The applicable percentage to be used to determine the reduction in benefits shall be determined by reference to the highest per share price attained by the Company's common stock at any time between April 25, 2000, and February 1, 2003.

     Administration of the compensation plan. The compensation plan is administered by the Compensation Committee which will at all times consist exclusively of two or more "outside directors" (as that term is defined under Section 162(m) of the Code). The resolution of any questions arising with respect to the compensation plan will be determined by the Compensation Committee, and all such determinations shall be final and conclusive.

     Amendment and termination of the compensation plan. The Company may, acting through the Board, terminate or revoke the compensation plan at any time and may amend the compensation plan from time to time, provided that neither the termination, revocation or amendment of the compensation plan may, without the written approval of Heywood Wilansky, reduce the benefit to which he would otherwise be entitled, and provided further that no changes that would increase the benefit available shall be effective without approval by the Compensation Committee and without disclosure to and approval by the shareholders in a separate vote prior to the date Heywood Wilansky would become entitled to such increased benefit. In addition, the compensation plan may be modified or amended by the Compensation Committee as it deems appropriate in order to comply with any rules, regulations or other guidance promulgated by the Internal Revenue Service with respect to applicable provisions of the Code.

     Federal tax issues. Section 162(m) of the Code limits the deductibility of compensation in excess of $1,000,000 to certain employees of publicly held companies (this limitation is referred to herein as the "million dollar cap"), unless the compensation comes within certain exceptions. One exception to the million dollar cap is available for "performance-based compensation." In order for taxable compensation to be within this exception, a number of requirements must be satisfied, including the establishment of performance goals by a committee of two or more "outside" members of the Company's Board, disclosure to the shareholders of the material terms of the performance-based bonus arrangement under which the bonus is to be paid, and approval by the shareholders of that arrangement. Additional rules apply to the ongoing administration of such an arrangement in order for compensation to qualify as performance-based.

     In general the compensation is intended to provide compensation only on the attainment of the performance goals established by the Compensation Committee. If the compensation plan is put into effect in accordance with its terms, is approved by the Company's shareholders, and is administered in accordance with the provisions set forth therein, the taxable compensation attributable to the benefits under the compensation plan should be "performance-based compensation" that is exempt from the million dollar cap.

     The following table sets forth the maximum benefits that may be received by Heywood Wilansky if the compensation plan is approved.

NAME AND POSITION                                          DOLLAR VALUE
-----------------                                          ------------
Heywood Wilansky.........................................   $4,000,000(1)
  President and
  Chief Executive Officer

---------------
(1) Maximum benefit to be received if all performance goals are met, the additional requirements for benefits are satisfied and the per share price of the common stock does not equal or exceed $14 at any time during the period commencing April 25, 2000 and ending February 1, 2003.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL AND ADOPTION OF THE BON-TON STORES, INC. 2000 PERFORMANCE-BASED
                    COMPENSATION PLAN FOR HEYWOOD WILANSKY.

                                 PROPOSAL FOUR

                        RATIFICATION OF THE APPOINTMENT
                           OF INDEPENDENT ACCOUNTANTS

     Subject to shareholder ratification, the Board, upon recommendation of the Audit Committee, has reappointed Arthur Andersen LLP, which served as our independent accountants in 1999, to serve as our independent accountants for 2000. If the shareholders do not ratify this appointment, other independent accountants will be considered by the Board upon recommendation of the Audit Committee.

     A representative of Arthur Andersen LLP is expected to be present at the meeting and will have the opportunity to make a statement and be available to respond to appropriate questions.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     This table sets forth, for the last three years, the compensation paid or accrued to each of the named executives:

                                                                                     LONG-TERM
                                             ANNUAL COMPENSATION                   COMPENSATION
                                    --------------------------------------   -------------------------
                                                                OTHER         RESTRICTED    SECURITIES
                                                               ANNUAL           STOCK       UNDERLYING      ALL OTHER
NAME AND POSITION            YEAR   SALARY($)   BONUS($)   COMPENSATION($)   AWARDS($)(1)   OPTIONS(#)   COMPENSATION($)
-----------------            ----   ---------   --------   ---------------   ------------   ----------   ---------------
Heywood Wilansky...........  1999   1,000,000   587,935        455,833(2)            --            --         427,082(3)
  President and              1998     996,154   621,100        106,471        3,562,500       250,000         989,591
  Chief Executive Officer    1997     800,000   264,000        872,423               --        99,000       1,065,260

M. Thomas Grumbacher.......  1999     350,000        --          8,445               --            --              --
  Chairman of the            1998     350,000    73,626          8,061               --            --              --
  Board of Directors         1997     350,000    87,120          7,931               --        43,300              --

Michael L. Gleim...........  1999     441,090    93,968         11,100               --            --              --
  Vice Chairman and          1998     427,659   110,550         11,436           40,000        15,000          49,575
  Chief Operating Officer    1997     414,417   132,000          9,848               --        49,600         291,147

James H. Baireuther........  1999     258,115    35,000          9,229               --            --          28,220(4)
  Executive Vice President,  1998     239,192    35,000          9,076               --        10,000          99,040
  Chief Financial Officer    1997     224,808    42,000          6,367               --            --          85,306

Douglas G. Lamm............  1999     308,500        --          9,600               --            --              --
  Senior Vice President,     1998     307,269    12,622          9,684          343,750        25,000              --
  GMM                        1997     254,808    67,329          9,406           89,982            --              --

---------------
(1) Mr. Wilansky's award was made under The Bon-Ton Stores, Inc. Performance-Based Stock Incentive Plan for Heywood Wilansky and vests in three equal installments on February 1, 2001, February 1, 2002 and February 1, 2003. Mr. Gleim's award was made under the 1991 Option Plan and will vest on August 31, 2001, and Mr. Lamm's award was made under the 1991 Option Plan and will vest in three equal installments on February 1, 2001, February 1, 2002 and February 1, 2003. At January 29, 2000, the aggregate number of restricted shares and market value of such shares were: Mr. Wilansky -- 333,333 shares with a market value of $1,208,332; Mr. Gleim -- 5,000 shares with a market value of $18,125; Mr. Lamm -- 32,828 shares with a market value of $119,002. No dividends will be paid on these restricted shares of common stock.

(2) Includes loan forgiveness of $375,000 as provided in Mr. Wilansky's employment agreement.

(3) Amount realized on vesting of restricted shares of common stock.

(4) Relocation reimbursements.

STOCK OPTION GRANTS

     No stock option grants were made to any of the named executives during 1999. We do not have any plan which permits the granting of stock appreciation rights.

STOCK OPTION EXERCISES AND HOLDINGS

     There were no options exercised by any of the named executives during 1999.

     The following table shows the number and value of stock options (exercised and unexercised) for the named executives during 1999.

                        OPTION EXERCISES DURING 1999 AND
                       OPTION VALUES AT JANUARY 29, 2000

                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING               VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                                                JANUARY 29, 2000           AT JANUARY 29, 2000(1)
                              SHARES ACQUIRED    VALUE     ---------------------------   ---------------------------
                              ON EXERCISE(#)    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                              ---------------   --------   -----------   -------------   -----------   -------------
Heywood Wilansky............               --     --         219,067        265,666              0           0
M. Thomas Grumbacher........               --     --          22,900         43,300              0           0
Michael L. Gleim............               --     --         158,283         43,066        $11,400           0
Douglas G. Lamm.............               --     --          18,333         16,667              0           0
James H. Baireuther.........               --     --          18,334         11,666              0           0

---------------
(1) In-the-money options are options having an exercise price below $3.63, the year-end share price. Value is calculated by multiplying the difference between the option exercise price and $3.63 by the number of shares underlying the option.

EMPLOYMENT AGREEMENTS

  Heywood Wilansky

     Mr. Wilansky's employment agreement continues until January 31, 2003, and provides for an annual base salary of $1,000,000. He is eligible for an annual cash bonus based upon The Bon-Ton's performance and his individual performance according to criteria established by the Compensation Committee. The maximum bonus attainable is 100% of his base salary. The shares of common stock and options to purchase common stock granted to Mr. Wilansky under The Bon-Ton Stores, Inc. Performance Based Stock Incentive Plan For Heywood Wilansky will vest over time. The Company has made loans to Mr. Wilansky to pay for certain tax liabilities attributable to the stock awards made to him by the Company. If certain performance goals are achieved by the Company, Mr. Wilansky satisfies certain other requirements and the per share price of the Company's common stock does not reach $18 per share between April 25, 2000 and February 1, 2003, the Company will forgive some or all of the outstanding principal amount of these loans and make a cash payment to Mr. Wilansky equal to the tax liability attributable to such debt forgiveness. In addition, if Mr. Wilansky is still employed by the Company and has not breached his employment agreement in any material respect, the interest payments due on the tax loans will be forgiven, and the Company will make a cash payment to Mr. Wilansky equal to the tax liability attributable to such forgiveness of interest. In no event shall the sum of this debt and interest forgiveness and the compensation for tax liability resulting therefrom exceed $4,000,000. If Mr. Wilansky is discharged without cause (as defined in his employment agreement), he will continue to receive his base salary for the greater of the remaining term of his employment agreement or one year, his bonus for the year in which he is discharged will be determined on a pro-rata basis, and he will be entitled to immediate vesting of his restricted stock awards, options and retirement benefits. If Mr. Wilansky voluntarily terminates his employment following a change of control, he will be entitled to his base salary for the remaining term of his employment agreement and to immediate vesting of his restricted stock and stock options. In addition, we have established a supplemental retirement plan for Mr. Wilansky which will provide supplemental retirement income of approximately $300,000 per year commencing when he reaches age 55 or following his retirement or other termination of employment after reaching age 55. We believe the present value of the aggregate cost of this supplemental retirement plan over time, assuming an interest rate of 6%, is approximately $3,100,000.

  Michael L. Gleim

     Mr. Gleim's employment agreement expires January 31, 2002 and provides for an annual base salary of $450,000. He is also eligible for an annual bonus to be determined by the Compensation Committee. If Mr. Gleim is discharged without cause or resigns for good reason (each as defined in his employment agreement), he will continue to receive his base salary and other benefits for the greater of the remaining term of the agreement or one year from termination of employment. In addition, Mr. Gleim will be entitled to supplemental retirement income of $30,000 per year if he remains employed by the Company through January 31, 2002, and if Mr. Gleim and the Company agree to extend his employment beyond that date, his supplemental retirement income shall increase by $10,000 per year for each full year of his employment with the Company after January 31, 2002.

  Supplemental Retirement Benefit

     We have entered into an agreement with Mr. Baireuther which provides that he will be entitled to supplemental retirement income of $30,000 per year if he remains employed by the Company through February 1, 2005, and that his supplemental retirement income will increase $10,000 per year for each full year of his employment with the Company after February 1, 2005, to a maximum retirement income of $80,000 per year.

  Executive Severance

     We have entered into severance agreements with certain of our executive officers other than Messrs. Grumbacher, Wilansky, Gleim and Frank Tworecke, Vice Chairman and Chief Merchandising Officer, which generally provide for payment of one year's base salary if the executive officer is terminated without cause (as defined in such agreement).

STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total shareholder return on Common Stock from January 28, 1995 through January 29, 2000, the cumulative total return on the CRSP Total Return Index for The Nasdaq Stock Market (US Companies) and the Nasdaq Retail Trade Stocks Index during such period. The comparison assumes $100 was invested on January 28, 1995 in the Common Stock and in each of the foregoing indices and assumes the reinvestment of any dividends.

                                              BON-TON                 NASDAQ             NASDAQ RETAIL
                                              -------                 ------             -------------
1/28/95                                        100.00                 100.00                 100.00
2/2/96                                          49.41                 145.57                 112.29
2/1/97                                          65.88                 188.77                 138.58
1/30/98                                        131.76                 223.39                 162.16
1/29/99                                         74.12                 348.13                 197.49
1/29/00                                         34.12                 525.58                 161.96

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee, which consists of only non-employee directors, approves all general policies affecting the compensation of The Bon-Ton's executive officers. The Compensation Committee determines the compensation of Heywood Wilansky, President and Chief Executive Officer, M. Thomas Grumbacher, Chairman of the Board, Michael L. Gleim, Vice Chairman and Chief Operating Officer, and Frank Tworecke, Vice Chairman and Chief Merchandising Officer, and utilizes recommendations from the Executive Committee with respect to the compensation of all other executive officers, but retains the authority to determine the compensation of such other executive officers and may accept, reject or modify, in its discretion, the Executive Committee's recommendations.

     The basic forms of executive compensation are annual compensation, in the form of salary and bonus, and long-term incentives, currently consisting primarily of stock options. The Compensation Committee seeks to achieve a mix of these to properly compensate and motivate the Company's executives. In doing so, the Compensation Committee considers various aspects of the Company's operating results as well as its financial condition, and considers each executive's role in such achievement.

  Annual Compensation -- Salary and Bonus

     Annual compensation is comprised of a base salary and a possible bonus. The Compensation Committee set the base salary of M. Thomas Grumbacher for 1999. The base salaries of Heywood Wilansky, Michael L. Gleim, and Frank Tworecke are established pursuant to employment agreements which were approved by the Compensation Committee based on a variety of factors, including the general level of executive compensation in the industry, the general level of executive compensation at The Bon-Ton and the evaluation of the importance of the executive to The Bon-Ton. The base salaries of the remainder of the Company's senior executives are approved annually by the Compensation Committee upon recommendations from the Executive Committee based on such subjective factors as individual and Company performance. The Compensation Committee commissions an independent contractor to conduct periodic surveys of executive compensation in the department store industry and utilizes such survey information in making its decisions on executive compensation.

     The Compensation Committee believes it appropriate that an increasing amount of the potential annual compensation for these senior executives be in the form of an annual bonus which is dependent upon The Bon-Ton's performance. Mr. Wilansky's annual bonus is determined pursuant to The Bon-Ton Stores, Inc. Five Year Cash Bonus Plan for Heywood Wilansky which was approved by the shareholders in 1998. For Mr. Gleim, the bonus for 1999 was determined under a bonus plan based on the Company's net income during 1999. For 1999, the Compensation Committee certified that the performance goals required to be achieved under these plans were reached, which resulted in bonuses paid to these executives in the amounts indicated in the Summary Compensation Table.

     For executive officers other than Messrs. Grumbacher, Wilansky, Gleim and Tworecke, we adopted the Management Incentive Plan, which provides for the granting of cash bonuses to participants based on a combination of Company performance, measured by earnings before interest, and the participant's individual performance, measured against various personal goals and objectives established at the beginning of the year. The Management Incentive Plan is currently administered by the Compensation Committee. Bonus payouts are discretionary and no bonus payouts may be made if the Company fails to achieve established minimum performance goals. Management Incentive Plan participants had the right to elect to receive a portion of their bonus in shares of common stock which shares were issued in the name of the participant but are not eligible for resale until bonus awards for such participants are made. In addition, the Compensation Committee may accelerate the vesting of the unvested restricted shares.

     A cash bonus award or option grant may, in addition, be made at the discretion of the Compensation Committee without regard to whether any specified criteria are met.

  Long-Term Incentives -- Stock Options and Restricted Stock Awards

     The Compensation Committee administers the 1991 Option Plan which provides for the grant of stock options and restricted stock awards. These options and awards are intended to help align the executive officers' interests with those of shareholders by increasing such officers' stake in The Bon-Ton.

     Stock options and restricted stock awards generally vest over a number of years, and any unvested options or shares of restricted stock are usually forfeited 90 days after termination of the recipient's employment. Such awards, therefore, are also intended to encourage recipients to remain in the employ of The Bon-Ton over a substantial period of time.

     Of the 243,000 total stock options granted in 1999, 93.6% were granted to The Bon-Ton's executive officers but none were granted to the named executives.

  Qualifying Executive Compensation for Deductibility Under Provisions of the Internal Revenue Code

     The Internal Revenue Code provides that a publicly-held corporation may not generally deduct compensation for its chief executive officer and certain other executive officers to the extent that compensation for the executive exceeds $1,000,000 unless such compensation is "performance based" as defined in the Code. The Compensation Committee has taken such actions as are appropriate to qualify, to the extent it determines such actions are in the best interests of the Company, compensation paid to executives for deductibility under the Code. Nevertheless, the Compensation Committee has in the past, and may in the future, recommend or approve payment of compensation that may not be deductible under these provisions if the Compensation Committee has determined that such payments are in the best interests of the Company.

    Members of the Compensation Committee:

     Leon F. Winbigler, Chairman
     Samuel J. Gerson
     Lawrence J. Ring
     Robert C. Siegel
     Thomas W. Wolf

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee's overall obligation is twofold, to monitor the Company's financial reporting process and to oversee Company management to ensure they fulfill their fiduciary duties to the shareholders.

     To further this obligation, the Audit Committee adopted, and the entire Board approved, a formal written audit committee charter. This charter defines the role of the Audit Committee and specifies how the Audit Committee will perform its responsibilities.

     The members of the Committee are all "independent" directors, which means that no member of the Committee:

     - was an employee of The Bon-Ton during the last three years;

     - received compensation from The Bon-Ton, other than for services as a member of the Board, exceeding $60,000 during the last year;

     - is a family member of anyone who was employed by The Bon-Ton as an executive officer during the past three years;

     - has been a partner, controlling shareholder or executive officer with any business to which The Bon-Ton made payments, or from which The Bon-Ton received payments, during any of the last three years in excess of $200,000; or

     - is an executive of another company where any of The Bon-Ton's executives serve on the compensation committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Executive officers, directors and persons who own more than 10% of either class of the Company's stock are required to file reports of ownership and changes in ownership with the SEC and furnish the Company with copies of these reports. Based on the Company's review of the reports received and on written representations from those who are subject to these requirements, we believe that all 1999 filing requirements were met except for a Form 3 filed by David R. Glyn, a trustee of certain trusts which, in the aggregate, hold more than 10% of the common stock (including shares of Class A common stock convertible into common stock) which was inadvertently filed late.

CERTAIN TRANSACTIONS

     The Company leases its Oil City, Pennsylvania store from M. Thomas Grumbacher pursuant to a lease entered into on January 1, 1981. The rental payments during 1999 under this lease were $223,500. The Oil City lease terminates on July 31, 2006 and the Company has five five-year renewal options.

     The Company leased its Butler, Pennsylvania store from M. Thomas Grumbacher under a lease dated February 17, 1988. This lease was terminated on September 1, 1999. Mr. Grumbacher was the ground tenant from the owner of the shopping center. At the termination of the lease from Mr. Grumbacher to the

Company, the Company entered into a lease of this location directly with the owner of the shopping center. The rental payments during 1999 paid to Mr. Grumbacher were $136,500.

     The Company leases the land for its York Galleria store from MBM Land Associates Limited Partnership ("MBM"), a partnership of which M. Thomas Grumbacher, through a wholly-owned corporation, and certain trusts established for the benefit of his three children, are the partners. The lease expires on September 30, 2019, and the Company has the right to extend the term of the lease for six additional periods of five years each. Rental payments by the Company during 1999 under this lease were $63,000.

     The Company also leases from MBM a portion of the property on which its distribution center is located. The remainder is leased from Mr. Grumbacher. Aggregate annual rental payments under the leases are $162,000 until January 1, 2001. During 1999, Mr. Grumbacher and MBM received rental payments under these leases aggregating $126,767 and $35,233, respectively. Each of the leases terminates on May 31, 2017, and the Company has two five-year renewal options under each lease at the then fair market rental value.

     Total lease payments to M. Thomas Grumbacher and affiliated entities during 1999 were $585,000.

     In 1995, in connection with his employment, we made a non-interest bearing $750,000 loan to Heywood Wilansky. This loan was to be forgiven in two installments provided Mr. Wilansky remained employed by the Company. One installment was forgiven in December 1997, and the balance was forgiven on April 30, 1999.

     In accordance with the terms of Mr. Wilansky's employment agreement, we made loans to Mr. Wilansky in 1998 and in 1999, each in the principal amount of the tax liability attributable to the vesting of restricted shares in each such year. The 1998 loan is in the amount of $480,447, and bears interest at 4.25% per annum; the 1999 loan is in the amount of $207,775, and bears interest at 4.00% per annum. Interest on each is payable annually, and the principal of each is payable on the earlier of termination of Mr. Wilansky's employment or the sale of those shares of common stock which gave rise to the tax liability.

     In 1999, we made a $160,000 loan to Frank Tworecke pursuant to the terms of his employment agreement. This loan bears interest at 5.57% per annum and is repayable in 36 equal installments. As of May 14, 2000, the principal amount outstanding was $139,340.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals for the 2001 Annual Meeting of Shareholders must be received by the Company by January 15, 2001 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

     A shareholder may wish to have a proposal presented at the 2001 Annual Meeting of Shareholders but not included in the Company's proxy statement and form of proxy for that meeting. If notice of any such proposal is received by the Company after March 30, 2001, such proposal shall be deemed "untimely" for purposes of Rule 14a-4(c) under the Securities Exchange Act of 1934 and, therefore, the Company will have the right to exercise discretionary voting authority with respect to such proposal.

                                          By order of the Board of Directors

                                          ROBERT E. STERN
                                          Vice President and
                                          Corporate Secretary

May 12, 2000

                           THE BON-TON STORES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned shareholder of THE BON-TON STORES, INC. (the "Company") hereby appoints Heywood Wilansky and Michael L. Gleim, or either of them, with full power of substitution, to act as attorneys and proxies for the undersigned and to vote all shares of stock of the Company which the undersigned is entitled to vote if personally present at the Annual Meeting of Shareholders of the Company, to be held at the Heritage Hills Conference Center, 2700 Mount Rose Avenue, York, PA 17402 on June 13, 2000 at 9:00 a.m., provided that said proxies are authorized and directed to vote as indicated with respect to the matters set forth on the opposite side of this Proxy.

     UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINATED DIRECTORS, "FOR" APPROVAL AND ADOPTION OF THE BON-TON STORES, INC. 2000 STOCK INCENTIVE PLAN, "FOR" APPROVAL AND ADOPTION OF THE BON-TON STORES, INC. 2000 PERFORMANCE-BASED COMPENSATION PLAN FOR HEYWOOD WILANSKY AND "FOR" RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING.




                        (TO BE SIGNED ON REVERSE SIDE.)


                                                                    SEE REVERSE
                                                                        SIDE

[x] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

                                                  FOR                  WITHHELD
1. Election of Directors.                         [ ]                     [ ]               M. Thomas Grumbacher, Heywood Wilansky,
                                                                                            Samuel J. Gerson, Michael L. Gleim,
                                                                                            Lawrence J. Ring, Robert C. Siegel,
                                                                                            Leon D. Starr, Frank Tworecke,
                                                                                            Leon F. Winbigler, Thomas W. Wolf

For, except vote withheld from the following nominees(s):



______________________________________________________
                                                  FOR                  AGAINST              ABSTAIN
2. Approve and adopt The Bon-Ton Stores,          [ ]                    [ ]                  [ ]
   Inc. 2000 Stock Incentive Plan.

3. Approve and adopt The Bon-Ton Stores,          [ ]                    [ ]                  [ ]
   Inc. 2000 Performance-Based Compen-
   sation Plan for Heywood Wilansky.

4. Ratification of the appointment of             [ ]                    [ ]                  [ ]
   Arthur Andersen LLP as the Company's
   independent accountants.


SIGNATURE(S) _____________________________________________ DATE_________________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.